EXHIBIT 10.35

WEINGARTEN REALTY INVESTORS
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WEINGARTEN REALTY INVESTORS
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Table of Contents

ARTICLE I - Definitions
1.1 Account
1.2 Administrator
1.3 Board
1.4 Bonus
1.5 Code
1.6 Disability or Disabled
1.7 Early Retirement2
1.8 Earnings
1.9 Effective Date
1.10 Eligible Employee
1.11 Employee
1.12 Employer Contribution
1.13 Employer Credit
1.14 Key Employee.
1.15 Participant
1.16 Participation Agreement
1.17 Pension Plan
1.18 Plan Year
1.19 Retirement
1.20 Retirement Age
1.21 Salary
1.22 Transition Group
1.23 Trust
1.24 Trustee
1.25 Vesting Year of Service
ARTICLE II - Participation
2.1 Commencement of Participation
ARTICLE III - Supplemental Retirement Benefit
3.1 Employer Credits
3.2 Last Day Requirement
3.3 Calculation of Employer Credits
3.4 Time of Contributions
3.5 Withholding
3.6 Prior Participation in the Benefit Restoration Plan
ARTICLE IV - Vesting
4.1 Vesting of Account
4.2 Vesting in Event of Retirement, Disability, or Death.
4.3 Amounts Not Vested
ARTICLE V - Accounts
5.1 Bookkeeping Accounts
5.2 Adjustment and Crediting of Accounts.
5.3 Investment of Trust Assets
5.4 Forfeitures
5.5 Employer Stock Account
ARTICLE VI - Distributions
6.1 Entitlement to Distribution
6.2 Distribution Election.
6.3 Form of Payment
6.4 Commencement of Payment.
6.5 Minimum Distribution
ARTICLE VII - Beneficiaries
7.1 Beneficiaries
7.2 Change of Beneficiary Designation
7.3 Determination of Beneficiary.
7.4 Lost Beneficiary.
ARTICLE VIII - Funding
8.1 Prohibition Against Funding
8.2 Deposits in Trust
ARTICLE IX - Claims Administration
9.1 General
9.2 Claim Review
9.3 Right of Appeal
9.4 Review of Appeal
9.5 Designation
ARTICLE X - General Provisions
10.1 Administrator.
10.2 No Assignment
10.3 No Employment Rights
10.4 Incompetence
10.5 Identity
10.6 Other Benefits
10.7 No Liability
10.8 Expenses
10.9 Insolvency
10.10 Amendment.
10.11 Plan Termination.
10.12 Employer Determinations
10.13 Construction
10.14 Governing Law
10.15 Severability
10.16 Entire Agreement
10.17 Headings
10.18 Terms

WEINGARTEN REALTY INVESTORS
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

RECITALS

Weingarten Realty Investors ("Employer"), a Texas Real Estate Investment Trust, sponsors the Weingarten Realty Investors Supplemental Executive Retirement Plan ("Plan").

The purpose of the Plan is to provide eligible employees a supplemental retirement benefit equal to the additional retirement benefit he or she would have received under the Weingarten Realty Investors Retirement Plan if such benefit were determined without regard to the limitations imposed by the Code.

The Plan is an unfunded arrangement established and maintained primarily for the benefit of a select group of management or highly compensated employees and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended.

Prior to September 1, 2002, the benefits provided by the Plan were provided under the Weingarten Realty Investors Deferred Compensation Plan; the Plan was restated as a separate and independent plan effective September 1, 2002.

The Employer now desires to amend and restate the Plan, effective January 1, 2005, or as otherwise provided herein, to meet the applicable requirements of Section 409A of the Internal Revenue Code (the “Code”) and shall be administered and interpreted to the extent possible consistent with such Code Section.

NOW THEREFORE, the Employer hereby amends and restates the Plan effective January 1, 2005, or as otherwise provided herein, as follows:

ARTICLE I -   Definitions

1.1	Account. The bookkeeping account established for each Participant as provided in section 5.1 hereof.

1.2
Administrator. The individual serving as the Director of Human Resources for the Employer or such other person duly authorized by the Executive Committee of the Board of Managers. The Administrator shall be the agent for the Employer with respect to the Trust.

1.3	Board. The Board of Trust Managers of the Employer.

1.4
Bonus. Compensation which is designated as bonus by the Employer and which relates to services performed during an incentive period by an Eligible Employee in addition to his or her Salary, including any pretax elective deferrals from said Bonus to any Employer-sponsored plan that includes amounts deferred under a Participation Agreement or a qualified cash or deferred arrangement under Code Section 401(k) or cafeteria plan under Code Section 125.

1.5	Code. The Internal Revenue Code of 1986, as amended.

1.6
Disability or Disabled. A Participant will be considered Disabled for Plan purposes if the Participant is a “Grandfathered Participant” (as defined in the Pension Plan), has completed at least ten years of Service (as defined in the Pension Plan) upon separation from service, and is disabled within the meaning of the Social Security Act, which is defined as being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

1.7
Early Retirement. Early Retirement means a Participant has retired from the employ of the Employer on or after age 55 after having completed 15 years of Service with the Employer, as determined under the Pension Plan.

1.8
Earnings. The Earnings of a Participant shall have the same meaning as “Earnings” under the Pension Plan, except that the following modifications to such definition shall apply for purposes of the Plan:

(a)	Earnings shall be increased by:

(i)	The fair market value (determined by the Board) of restricted stock awards granted during the Plan Year;

(ii)	The fair market value (determined by the Board) of stock options granted during the Plan Year; and

(b)	Earnings shall be decreased by:

(i)	Any amount realized from the exercise of a non-statutory stock option or from a disqualifying disposition of an incentive stock option during the Plan Year;

(ii)	Any amount includable in income derived from a non-qualified deferred compensation plan during the Plan Year;

(iii)
Any amount includable in income by reason of a Participant becoming substantially vested in any restricted stock award or other transfer of property subject to Section 83 of the Code during the Plan Year; and

(c)	Earnings shall be determined without regard to any dollar limitation imposed by Section 401(a)(17) of the Code for such Plan Year.

1.9	Effective Date. The effective date of this restatement of the Plan, January 1, 2005, or as otherwise provided herein.

1.10	Eligible Employee. An Employee shall be considered an Eligible Employee if such Employee is designated as an Eligible Employee by the Employer.

1.11	Employee. Any person employed by the Employer.

1.12
Employer Contribution. Assets set aside or transferred to a trust at the discretion of the Employer in order to fund the benefits due under this Plan. Participants shall have no right or claim to such Employer Contributions, which shall remain the general assets of the Employer.

1.13	Employer Credit. The amount credited to the bookkeeping Account of a Participant in accordance with Article III.

1.14	Key Employee.

(a)	An officer of an Employer earning more than $135,000 per year, as adjusted from time to time in accordance with Internal Revenue Service guidelines,

(b)	A five percent owner of an Employer, or

(c)	A one percent owner of an Employer having Compensation from the Employer of more than $150,000,

all as determined in accordance with Sections 409A and 416(i) of the Code and applicable Treasury Regulations issued thereunder, provided stock in the Employer corporation is publicly traded on an established securities market.

1.15	Participant. An Eligible Employee who is a Participant as provided in Article II.

1.16
Participation Agreement. The separate written agreement, submitted to the Administrator, by which an Eligible Employee agrees to participate in the Plan and designates the form and timing of the distribution of his or her Accounts.

1.17	Pension Plan. The Weingarten Realty Investors Retirement Plan.

1.18	Plan Year. The twelve consecutive month period beginning January 1 and ending December 31.

1.19	Retirement. Retirement means a Participant has retired from the employ of the Employer after attaining Retirement Age.

1.20	Retirement Age. The attainment of age 65.

1.21
Salary. An Eligible Employee's base salary rate or rates in effect at any time during a Plan Year, including any pretax elective deferrals from said Salary to any Employer-sponsored plan that includes amounts deferred under a nonqualified plan sponsored by the Employer or under a qualified cash. or deferred arrangement under Code Section 401(k) or “cafeteria plan” under Code Section 125.

1.22	Transition Group. Participants who satisfy the definition of “grandfathered participant” under the Pension Plan.

1.23
Trust. The agreement or agreements between the Employer and the Trustee under which the assets of the Plan may be held, administered and managed. Participants shall have no right or claim to Trust assets set aside to fund benefits under this Plan, which shall remain the general assets of the Employer.

1.24	Trustee. The trustee and any successor trustee that shall become trustee pursuant to the terms of a separate trust agreement which is made a part of the Plan.

1.25	Vesting Year of Service. Vesting Year of Service shall be each 12 month period of employment with the Employer commencing with the Participant's date of hire.

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ARTICLE II -   Participation

2.1
Commencement of Participation. Each Eligible Employee shall become a Participant as of the date on which he or she is designated as an Eligible Employee. Prior to commencement of participation in the Plan, each Participant shall be required to complete a Participation Agreement designating the form and timing of the distribution of his or her Accounts. If an Eligible Employee is participating in the Plan in 2005 or 2006 and has not previously designated the form and timing of the distribution of his or her Accounts or desires to modify a previously-filed distribution election, he or she must make or modify such an election and file it with the Administrator on or before December 31, 2006; provided, however, that a Participant may not file a modified payment election in 2006 that has the effect of deferring payment of amounts the Participant would otherwise receive in 2006 or cause payments to be made in 2006 that would otherwise be made subsequent to 2006.

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ARTICLE III -   Supplemental Retirement Benefit

3.1	Employer Credits.

(a)
The Employer shall credit to the Account of each Participant an amount each Plan Year which is designed to provide the Participant a supplemental retirement benefit at Retirement Age equal to the additional retirement benefit he would have accrued under the Employer's Pension Plan, as applicable to such Participant, if such retirement benefit were determined without regard to the benefit and compensation limitations imposed by the Code, but calculated applying the definition of Earnings contained herein.

(b)
The amount credited each Plan Year to the Account of a Participant hired before January 1, 2002 shall be calculated as an actuarially determined level percentage of the Participant's projected compensation that amortizes the unfunded present value of the Supplemental Benefit described below over the period remaining until the Participant attains Retirement Age. The Supplemental Benefit shall be equal to the excess of:

(i)
the projected retirement benefit to which the Participant would have been entitled at Retirement Age if such benefit were calculated without giving effect to the benefit and compensation limitations imposed by the Code if such benefit were calculated under the Pension Plan's defined benefit formula in effect December 31, 2001 ("Defined Benefit Formula") but applying the definition of Earnings contained herein; over

(ii)
the projected retirement benefit payable to the Participant under the Pension Plan's Cash Balance Formula at Retirement Age or, for Participants in the Pension Plan's Transition Group, the Pension Plan's Defined Benefit Formula at Retirement Age.

(c)
Employer Credits credited to the Account of a Participant hired on or after January 1, 2002 shall be calculated as an actuarially determined level percentage of the Participant's projected compensation that amortizes the unfunded present value of the Supplemental Benefit described below over the period remaining until the Participant attains Retirement Age. The Supplemental Benefit shall be equal to the excess of:

(i)
the projected retirement benefit to which the Participant would have been entitled at Retirement Age if such benefit were calculated without giving effect to the benefit and compensation limitations imposed by the Code if such benefit were calculated under the Pension Plan's "Cash Balance Formula" in effect April 1, 2002 but applying the definition of Earnings contained herein; over

(ii)	the retirement benefit payable to the Participant under the Pension Plan's Cash Balance Formula at Retirement Age.

(d)
The Administrator shall maintain a Deferral Contribution Account for each Participant who has made elective deferrals to the Plan. The initial balance in each Deferral Contribution Account shall be determined, as of December 31, 2003, by the Administrator. Each Deferral Contribution Account shall be adjusted thereafter to reflect interest at the rate specified in Section 5.2(b), distributions and any other appropriate adjustments as administratively determined in the discretion of the Administrator. A Participant shall be entitled to the amount credited to the Participant's Deferral Contribution Account in addition to the Supplemental Benefit provided hereunder. A Participant's Deferral Account shall not be considered part of such Participant's funded Supplemental Benefit for purposes of determining the amount of Employer Credits under this Section 3.1, but shall be payable at the time a Participant's Supplemental Benefit is payable.

3.2	Last Day Requirement. A Participant must be employed on the last day of the Plan Year in order to be eligible to receive an additional amount credited to his or her Account in a given Plan Year.

3.3
Calculation of Employer Credits. Present value assumptions regarding cost of living increases, salary scale, discount rate, interest credits and any other assumptions as may reasonably be necessary for purposes of calculating the amount to be credited to a Participant's Account each Plan Year shall be determined by the Administrator.

3.4
Time of Contributions. Employer funds set aside in order to facilitate the payments of benefits under this Plan in accordance with Section 8.2 shall be transferred to the Trust at such time as the Employer shall determine.

3.5
Withholding. From time to time, the Employer shall withhold from the Participant's cash Earnings, such Participant's share of taxes under the Federal Insurance Contributions Act ("FICA") and other applicable taxes that are required to be withheld with respect to Employer Credits (and to the extent required under regulations, income attributable thereto) as they vest and become subject to FICA taxes and other withholding (collectively, "Withholding Requirements"). To the extent that there is insufficient remaining cash Earnings to satisfy all applicable Withholding Requirements as they come due, the Employer reserves the right to reduce a Participant’s Deferrals under the Weingarten Realty Investors Deferred Compensation Plan to the extent necessary to satisfy such Withholding Requirements. In the event there is insufficient cash Earnings to satisfy all applicable Withholding Requirements as they come due, even after reducing a Participant’s Deferrals, such Participant shall be obligated to remit payment to the Employer, in such form as is acceptable to the Employer, sufficient to satisfy any remaining Withholding Requirements.

3.6
Prior Participation in the Benefit Restoration Plan. In accordance with the terms of the Weingarten Realty Investors Retirement Benefit Restoration Plan ("Benefit Restoration Plan"), upon commencement of participation in this Plan a Participant will not be eligible to receive a supplemental restoration benefit under the Benefit Restoration Plan. In such event, the amount credited to the Participant's Plan Account upon his or her commencement of participation in this Plan shall equal the amount, if any, credited to his or her account in the Benefit Restoration Plan immediately prior to such commencement of participation.

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ARTICLE IV -   Vesting

4.1	Vesting of Account. A Participant's Account shall be 0% vested until a Participant has completed five (5) Vesting Years of Service, at which time his or her Account shall be 100% vested.

4.2	Vesting in Event of Retirement, Disability, or Death.

(a)	A Participant who separates from service due to Disability shall be fully vested in the amounts credited to his or her Account.

(b)	A Participant shall be fully vested in the amounts credited to his or her Account if the Participant retires after attaining Retirement Age.

(c)	A Participant who separates from service due to death shall be fully vested in the amounts credited to his or her Account.

4.3
Amounts Not Vested. Any amounts credited to a Participant's Account that are not vested at the time of his or her separation from service with the Employer for a reason other than Retirement, Disability, or death shall be forfeited.

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ARTICLE V -   Accounts

5.1	Bookkeeping Accounts. The Administrator shall establish and maintain a bookkeeping account in the name of each Participant.

5.2	Adjustment and Crediting of Accounts.

(a)
The Administrator shall adjust the amounts credited to each Participant's Account to reflect Employer Credits, distributions, interest, and any other appropriate adjustments. Such adjustments shall be made as administratively determined in the discretion of the Administrator.

(b)
The interest credited to a Participant's Account shall be a fixed rate of return assumption equal to seven and one-half percent (7.5%). The rate of return assumption may be changed on a prospective basis by the Administrator in its discretion.

5.3
Investment of Trust Assets. Employer contributions or funds set aside in order to facilitate the payments of benefits under this Plan in accordance with Article VIII may, in the sole discretion of the Employer, be set aside in a Trust in order to facilitate the payments of benefits under this Plan. Any such Trust assets shall be invested in accordance with the terms of the applicable Trust Agreement. Under no circumstances shall any Participant have any preferential or secured right to or interest in any assets of such Trust, and the rights of each Participant (and if applicable, any beneficiary or survivor annuitant) shall remain that of a general creditor.

5.4
Forfeitures. Excess Employer contributions or funds held in the Trust resulting from forfeiture of amounts credited to a Participant's Account shall continue to be held in the Trust and invested at the discretion of the Employer. Such amounts may be used to reduce succeeding Employer contributions to the Trust made for the purpose of funding the benefits due under this Plan. If no further Employer Contributions will be made, then such forfeitures shall be returned to the Employer.

5.5
Employer Stock Account. In the discretion of the Employer and by separate agreement between a Participant or retiree and the Administrator, the individual Participant Account of a Participant or retiree may, in lieu of being credited with interest in accordance with Section 5.2 above, be adjusted by reference to the value of shares of Employer stock credited to such Participant's or retiree's Account.

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ARTICLE VI -   Distributions

6.1
Entitlement to Distribution. A Participant shall be entitled to distribution due to separation from service on account of death, Disability, Early Retirement, Retirement or any other reason, provided the Participant is vested in his Account.

6.2	Distribution Election.

(a)
General Rule. Distribution of the vested balance of a Participant’s Accounts shall be made in accordance with his or her election which indicates the Participant’s choice with respect to the form and timing of his or her distribution among the options available under Sections 6.3 and 6.4 hereof. Such distribution elections must be made at the time the Participant completes his or her initial Participation Agreement in accordance with Section 2.1. A Participant may modify his or her previously-made elections relating to the time and form of distribution in accordance with Section 6.2(b). Notwithstanding the preceding, if an Eligible Employee is participating in the Plan in 2005 or 2006 and has not previously designated the form and timing of the distribution of his or her Accounts or desires to modify a previously-filed distribution election, he or she must make or modify such an election, as the case may be, and file it with the Administrator on or before December 31, 2006; provided, however, that a Participant may not file a modified payment election in 2006 that has the effect of deferring payment of amounts the Participant would otherwise receive in 2006 or cause payments to be made in 2006 that would otherwise be made subsequent to 2006. The elections referred to in the immediately preceding sentence shall not be required to meet the requirements of Section 6.2(b).

(b)
Modification to the Time or Form of Distribution. Except as may be permitted under 6.2(a) hereof, any election by a Participant to modify a previously-filed distribution election is ineffective unless all of the following requirements are satisfied:

(i)	Such modification may not be effective for at least twelve (12) months after the date on which the modification is made.

(ii)
Except in the case of modifications relating to distributions on account of death or Disability, the modification must provide that payment will not commence for at least five (5) years from the date payment would otherwise have been made or commenced.

(iii)
A modification related to a distribution to be made at a specified time or under a fixed schedule may not be made less than twelve (12) months prior to the date of the first otherwise scheduled payment.

(iv)	Such modification may not permit acceleration of the time or schedule of any payment under the Plan, except as may be permitted pursuant to applicable Treasury Regulations.

6.3
Form of Payment. A Participant entitled to distribution shall receive such distribution in one of the following forms, as previously elected by the Participant in accordance with Section 6.2 and commencing in accordance with Section 6.4: (i) a single life annuity; (ii) a joint and 50%, 75% or 100% survivor annuity; (iii) a ten-year certain and life annuity; (iv) a five-year certain and life annuity; and (v) one lump sum. If payment is to be made in the form of an annuity, the amount payable to a Participant (and if applicable, the survivor annuitant) as an annuity shall be determined, in the sole discretion of the Administrator, by reference to a commercial annuity which could be purchased from an insurer with the Participant's vested Account at the time such payments are to commence. Under no circumstances shall the Participant have any preferential or secured right to or interest in any annuity contract purchased from an insurer by the Employer or Trustee, and the rights of such Participant (and if applicable, the survivor annuitant) shall remain that of a general creditor.

6.4	Commencement of Payment.

(a)
For purposes of this Section 6.4, the “Earliest Distribution Date” shall mean the earliest date on which distribution could be made or commence to the Participant under the Pension Plan, determined with regard to each Participant as of the date the Participant commenced participation under this Plan, without regard to any applicable amendments to the Pension Plan effective subsequent to the date the Participant commenced participation under this Plan.

(b)
Subject to paragraph (c) of this Section 6.4, payment to a Participant shall be made or commence on the Earliest Distribution Date; provided, however, that the Participant may elect, in accordance with Section 6.2, to defer payment to a date subsequent to the Earliest Distribution Date.

(c)
Notwithstanding anything contained herein to the contrary, if a Participant is a Key Employee and separates from service for a reason other than death or Disability, such Participant’s distribution may not commence earlier than six (6) months from the date of his or her separation from service. Any payment that would have been made within six (6) months of the Participant’s separation from service without regard to the foregoing sentence shall instead be made on the first day of the month following the date that is six (6) months from the date on which the Participant separated from service.

6.5
Minimum Distribution. Notwithstanding any provision to the contrary, but subject to Section 6.4(c), if the balance of a Participant's Account at the time of a termination due to Retirement or Disability is less than $50,000, then the Participant shall be paid his or her benefits as a single lump sum thirty (30) days following the Participant’s separation from service.

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ARTICLE VII -   Beneficiaries

7.1	Beneficiaries.

(a)
Each Participant may from time to time designate one or more persons, entities, or his or her estate as his or her beneficiary under the Plan. Such designation shall be made on a form prescribed by the Administrator.

(b)
A Participant’s beneficiary shall be his spouse, as such individual is determined under the Pension Plan. Notwithstanding the foregoing, the Participant may designate a beneficiary other than the spouse if:

(i)	the Participant has no spouse;

(ii)	the spouse cannot be located; or

(iii)	the spouse consents in accordance with Subsection (c) below.

(c)	In the case of a married Participant or former Participant, the designation of a non-spouse as beneficiary shall be valid only if:

(i)	the spouse consents in writing to the designation;

(ii)
the designation specifies the beneficiary and may not be changed without spousal consent (or the spouse’s consent expressly permits designations by the Participant without any requirement of further spousal consent); and

(iii)
the spouse’s consent acknowledges the effect of the election. Each Participant may from time to time designate one or more persons, entities or his or her estate as his or her beneficiary under the Plan. Such designation shall be made on a form prescribed by the Administrator.

7.2
Change of Beneficiary Designation. Each Participant may, at any time and from time to time, change any previous beneficiary designation, provided the requirements of Section 7.1(b) or (c) are satisfied, if applicable, by amending his or her previous designation on a form prescribed by the Administrator.

7.3	Determination of Beneficiary.

(a)
If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment), if the beneficiary does not survive until the final payment is made or if no beneficiary is validly designated, then the amounts payable under this Plan (or any remaining amount, as the case may be) shall be paid to the Participant's designated contingent beneficiary, if any, and, if none, to the Participant's surviving spouse, if any, and if none, to his or her surviving issue per stirpes, if any, and, if none, to his or her estate and such person shall be deemed to be a beneficiary hereunder. (For purposes of this Article, a per stirpes distribution to surviving issue means a distribution to such issue as representatives of the branches of the descendants of such Participant; equal shares are allotted for each living child and for the descendants as a group of each deceased child of the deceased Participant).

(b)	If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated on the applicable form.

(c)	If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

(d)
If the Administrator has any doubt as to the proper Beneficiary to receive payments hereunder, the Employer shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made by the Employer, in good faith and in accordance with this Plan, shall fully discharge the Employer from all further obligations with respect to that payment.

7.4	Lost Beneficiary.

(a)	All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid.

(b)
If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid to his/her estate. Any such presumption of death shall be final, conclusive and binding on all parties.

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ARTICLE VIII -   Funding

8.1
Prohibition Against Funding. Benefits payable under this Plan shall be paid from the general assets of the Employer, or at the discretion of the Employer, from assets set aside in a trust for deferring the cost of providing the benefits due under this Plan; provided, however, that no person entitled to payment under this Plan shall have any claim, right, priority, security interest, or other interest in any fund, trust, account, or other asset of the Employer that may be looked to for such payment. The liability for the payment of benefits hereunder shall be evidenced only by this Plan and by the existence of a bookkeeping accounts established and maintained by the Employer for purposes of this Plan. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

8.2
Deposits in Trust. Notwithstanding Section 8.1, or any other provision of this Plan to the contrary, the Employer may deposit into the Trust any amounts it deems appropriate to pay the benefits under this Plan. The amounts so deposited shall remain the general assets of the Employer.

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ARTICLE IX -   Claims Administration

9.1
General. In the event that a Participant or his or her beneficiary does not receive any Plan benefit that is claimed, such Participant or beneficiary shall be entitled to consideration and review as provided in this Article. Such consideration and review shall be conducted in a manner designed to comply with section 503 of the Employee Retirement Income Security Act of 1974, as amended.

9.2
Claim Review. Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth (in a manner calculated to be understood by the claimant):

(a)	the specific reason or reasons for denial of the claim;

(b)	a specific reference to the Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the provisions of this Article.

9.3
Right of Appeal. A claimant who has a claim denied under section 9.2 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this section must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under section 9.2.

9.4
Review of Appeal. Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator determines such a hearing is necessary. In preparing for this appeal, the claimant shall be given the right to review documents relevant to the benefit claim and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal, the Administrator shall issue a written decision which shall be binding on all parties. The decision shall be written in a manner calculated to be understood by the claimant and shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator's decision shall be issued within sixty (60) days after the appeal is filed, except that if a hearing is held the decision may be issued within one hundred twenty (120) days after the appeal is filed.

9.5	Designation. The Administrator may designate one or more of its members or any other person of its choosing to make any determination otherwise required under this Article.

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ARTICLE X -   General Provisions

10.1	Administrator.

(a)
The Administrator is expressly empowered to deposit amounts into Trust(s) in accordance with this Plan; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

(b)	The Administrator shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c)
The Administrator shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

10.2
No Assignment. Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

10.3
No Employment Rights. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

10.4
Incompetence. If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator and the Trustee.

10.5
Identity. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer, Administrator, and Trust incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

10.6
Other Benefits. The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

10.7
No Liability. No liability shall attach to or be incurred by any manager of the Employer, Trustee or any Administrator under or by reason of the terms, conditions and provisions contained in this Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the establishment of this Plan or the receipt of benefits thereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.

10.8	Expenses. All expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer.

10.9
Insolvency. Should the Employer be considered insolvent (as defined by the Trust), the Employer, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan and the Trustee. Upon receipt of such notice, the Administrator or Trustee shall comply with the terms of the Trust.

10.10	Amendment.

The Employer, in its sole and unfettered discretion, may amend the Plan at any time, provided, however, that any such amendment shall not reduce, without the consent of a Participant, a Participant's right to any amounts already credited to his or her Account and provided further that such amendment does not contravene the provisions of Section 409A of the Code and related guidance issued thereunder.

10.11	Plan Termination.

(a)	The Employer may terminate the Plan upon occurrence of any one of the following:

(i)
Within twelve (12) months of the Employer’s dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross income in the latest of:

(I)	The calendar year in which the Plan termination occurs;

(II)	The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(III)	The first calendar year in which the payment is administratively practicable.

(ii)
Within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided all substantially similar arrangements (within the meaning of Section 409A of the Code and related guidance issued thereunder) sponsored by the Employer are also terminated, so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(iii)	At the discretion of the Employer, provided that all of the following requirements are satisfied:

(I)
All arrangements sponsored by the Employer that would be aggregated with any terminated arrangement under Section 1.409A-1(c) if the same Participant participated in all of the arrangements are terminated;

(II)	No payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve (12) months of the termination of the arrangements;

(III)	All payments are made within twenty-four (24) months of the termination of the arrangements; and

(IV)
The Employer does not adopt a new arrangement that would be aggregated with any terminated arrangement under Section 1.409A-1(c) if the same Participant participated in both arrangements, at any time within five (5) years following the date of termination of the arrangement.

(iv)	Such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

(b)	A Participant shall have a right to the vested portion of his or her Account in the event of the termination of the Plan

(c)	Any funds remaining in the Trust after termination of the Plan and satisfaction of all liabilities to Participants and others, shall be returned to the Employer.

10.12
Employer Determinations. Any determinations, actions or decisions of the Employer (including but not limited to, Plan amendments and Plan termination) shall be made by the Board in accordance with its established procedures or by such other individuals, groups or organizations that have been properly delegated by the Board to make such determination or decision.

10.13
Construction. All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

10.14
Governing Law. This Plan shall be governed by, construed and administered in accordance with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, Code Section 409A, and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the State of Texas, other than its laws respecting choice of law.

10.15
Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein. If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to be maintained solely for a select group of highly compensated or management employees, then the Plan shall be severed with respect to such Employee or Employees who shall be considered to be participating in a separate arrangement.

10.16
Entire Agreement. This instrument contains the entire terms of the Plan and supersedes any prior understandings or written documents which have heretofore set forth the terms of the Plan and/or any oral agreements between the Employer and any of the Participants respecting the within subject matter. No modification, amendment, change, or discharge of any term or provision of this Plan shall be valid or binding unless the same is in writing and signed by a duly authorized officer of the Employer.

10.17
Headings. The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

10.18	Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

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IN WITNESS WHEREOF, WEINGARTEN REALTY INVESTORS has caused this instrument to be executed by its duly authorized officer, effective as of January 1, 2005, or as otherwise provided herein.

WEINGARTEN REALTY INVESTORS

By:/S/Michael Townsell
Name: Michael Townsell
Title: V.P. Human Resources
Date: August 4, 2006